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                                                                    EXHIBIT 99.1

[VERSO TECHNOLOGIES LOGO]



VERSO APPOINTS INDUSTRY VETERAN AS NEW PRESIDENT AND CHIEF OPERATING OFFICER

ATLANTA -- (NOVEMBER 4, 2004) -- Verso Technologies, Inc. (Nasdaq: VRSO), an integrated communications solutions company, today announced that Lewis Jaffe has joined the company as President and Chief Operating Officer.

As a member of the executive management team, Jaffe will be responsible for the company's day to day operations, including sales.

With over twenty years of experience, Jaffe has led the growth and/or successful turnaround of more than twenty companies as an executive or as a managing director at Arthur Andersen's New England Corporate Finance Practice. He has managed companies in various industries, but has particular experience in telecommunications services and applications.

In 2000, Jaffe was appointed the President and Chief Operating Officer of PictureTel Corporation, a Nasdaq-listed company with over $500 million in sales. He engineered the turnaround of the company, which at the time of his appointment, was losing over $200 million annually. In two years, he returned the company to profitability through the introduction of new technologies, streamlined business processes and improved customer relations, resulting in growth in the customer base. The company was eventually sold to Polycom, with an increase in shareholder value of over 300%, over his two year tenure, which was during the economic downturn. He spent time after the acquisition to ensure the successful integration of the two companies.

Jaffe is also on the board of directors of two publicly traded companies: ACT Teleconferencing, Incorporated (Nasdaq: ACTT) and Benihana, Inc. (Nasdaq: BNHN).

"First of all, I would like to thank our board member Gary Heck for his hard work and commitment as our interim President and Chief Operating Officer over the past nine months," said Steve Odom, Chairman and Chief Executive Officer of Verso. "Gary created and implemented our new employee performance management program and other programs which are beginning to produce a higher level of performance and professionalism throughout the company as we work to increase our revenues. Gary will remain on our board of directors."

"We are happy to have found someone with the background and experience of Lew Jaffe," Odom continued. "Lew was introduced and highly recommended to me by members of the financial community who have seen his work at other companies. Over the past several weeks, I have spent a great deal of time getting to know Lew and found that we work extremely well together. His knowledge of our industry and proven management strength in operations, marketing and sales, along with a process based philosophy makes Lew an outstanding addition to our executive team."

"I am extremely happy to be working with Steve and the Verso team," said Jaffe. "After doing extensive due diligence on Verso's technology and its people, I strongly believe in the vision of the company, its technical foundation, its end-to-end solutions strategy, and understand why people here are so excited about the company's future. I look forward to helping to make the company a leader in the space."

In connection with Jaffe's appointment and as an inducement for him to serve as the company's President and Chief Operating Officer, the company's independent compensation committee

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approved granting him ten year non-qualified options to purchase 1,000,000 shares of the company's common stock, of which 500,000 options have an exercise price of $.53 per share (the closing price on November 2, 2004), 250,000 options have an exercise price of $.75 per share, and 250,000 options have an exercise price of $1.25 per share. The options will vest over four years.

ABOUT VERSO TECHNOLOGIES

Verso is a leading provider of next generation communication solutions for carriers and enterprises that want to lower their communication infrastructure costs and enhance service capabilities without sacrificing reliability, scalability and quality of service. With an extensive solutions portfolio that extends from the core to the edge of a network, Verso enables customers to leverage legacy technology investments towards converged networks that are faster and more cost-effective to deploy and easier and more flexible to manage. Verso solutions are currently deployed in thousands of customer networks in over 130 countries around the world. For more information, contact Verso at www.verso.com or call (678) 589-3500.

FORWARD LOOKING STATEMENTS

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe", "expect", "anticipate", "intend", "will", and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2003. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

INVESTOR CONTACT:
Monish Bahl
Director of Investor Relations
Verso Technologies, Inc.
(678) 589-3579
Monish.Bahl@verso.com